Ever-Glory Reports Second Quarter 2009 Financial Results

-- 2Q09 Gross Margin Increased 320 Basis Points YoY to 21.3% --

Nanjing, China, August 6, 2009 – Ever-Glory International Group, Inc. (the “Company,” “Ever-Glory”) (NYSE Alternext: EVK), a leading apparel supply chain manager and retailer in China, today reported its financial results for the quarter ended June 30, 2009.

During the second quarter 2009, net sales decreased 12.2% to $21.1 million from $24.1 million in the second quarter of 2008. This decrease was primarily attributable to decreased sales orders in our wholesale business where orders decreased across all geographic regions. Ever-Glory halted orders with two major customers due to the financial outlook and timely payment ability of those customers.

Retail sales from LA GO GO, the Company’s branded retail division, increased to $2.0 million, or 704.5%, compared to $253 thousand in the second quarter of 2008. In the second quarter of 2009, sales from the retail business totaled 9.6% of total sales.

"The second quarter of 2009 proved to be a challenging quarter in our wholesale business," commented Mr. Edward Yihua Kang, Chairman of the Board and Chief Executive Officer of Ever-Glory.  “Our wholesale business experienced decreased sales in all geographic regions. The majority of this decrease was because Ever-Glory took the proactive step of halting orders with two customers as we couldn’t be certain of their ability to maintain timely payments.  Our top priority in this difficult economy is to protect Ever-Glory, its financial position and its cash flow. Although orders decreased in the wholesale business, we believe the steps we took to protect the Company’s finances were prudent and provide Ever-Glory with a more stable customer base.

“Positive momentum continued in our retail business as we recorded over $2.0 million of retails sales in the quarter versus approximately $253,000 last year. In the second quarter of 2009, we opened 28 new LA GO GO stores and as of June 30, 2009 we had 130 LA GO GO stores open. Also encouraging is that our  retail sales per square meter per month increased approximately 40% compared to the same period of last year.

“Despite the difficult economic environment our wholesale business remains focused on developing a high quality production platform and expanded production capacity.  We have increased the management, marketing and design staff in our wholesale business to continue the innovative fashion concepts which make Ever-Glory the premier, one-stop-service apparel wholesaler.  These efforts allow us to broaden our sales opportunities even during challenging market conditions.”

In the second quarter of 2009, gross profit increased 3.5% to $4.5 million from $4.4 million in the second quarter of 2008.  Gross margin increased 320 basis points to 21.3% in the second quarter of 2009, compared to 18.1% in the second quarter of 2008 largely due to increased “Cut-Made-Trim”, or CMT, orders, as well as increased leverage in the retail business.

Mr. Kang continued, “Despite the decrease in sales in the wholesale business, we experienced an increase in gross margins as we increased CMT orders. With CMT orders, our buyers supply us with the raw materials and we charge customers for production.  Raw materials supplied by the buyer are not included in the pricing, only production charges are recorded as sales volume.  CMT orders help alleviate cash flow pressures and overall financial risk is reduced.  As a result sales volume appears lower, but the gross margins are increased.”

Selling expenses increased 134.8% to $865 thousand in the second quarter of 2009 from $369 thousand in the second quarter of 2008.  This increase was primarily due to increased retail staff, renovation and retail marketing expenses to promote LA GO GO.  General and administrative expenses increased 25.6% to $2.3 million from $1.8 million in the second quarter of 2008.  The increase was primarily due to additional management, design and marketing staff as a result of our business expansion and increased expenses associated with the development of LA GO GO.

Income from operations for the second quarter of 2009 decreased 37.5% to $1.4 million, or 6.4% of total sales, compared to $2.2 million, or 9.0% of sales, in the second quarter of 2008.

Net income for the second quarter of 2009 decreased 13.3% to $1.2 million or $0.09 per diluted share from $1.3 million, or $0.00 per diluted share in the second quarter of 2008.

Balance Sheet and Cash Flow
As of June 30, 2009, the Company had $994 thousand of cash and cash equivalents, compared to $1.4 million at December 31, 2008, Ever-Glory had working capital of approximately $16.9 million at June 30, 2009. The Company had bank loans of $3.2 million as of June 30, 2009.

On June 30, 2009, HSBC bank approved a revolving credit facility amounting to $2.5 million to Perfect-Dream, a wholly-owned subsidiary of Ever-Glory International Group. On July 3, 2009, Ever-Glory Apparel entered into a one-year line of credit agreement for RMB40 million (approximately $5.9 million) with Nanjing Bank.

Business Outlook

For full year 2009, the Company anticipates total net sales of $113 million to $128 million and net income of $5.8 million to $6.5 million.  The full year revenue forecast is comprised of $100 million to $110 million in expected wholesale revenue and $13 million to $18 million in expected revenue from retail.

Mr. Kang continued, “Even in such a difficult economic environment, we are encouraged with the opportunities both in the wholesale and retail business. Our retail business is performing above expectations which we believe will continue through 2009. Opportunities in our wholesale business are robust and we believe we have taken the necessary steps to strengthen our customer base.

“The nature of Ever-Glory’s one-stop-service is a competitive advantage that allows us to achieve better results by shortening the time to market, improving product quality control and ultimately achieving higher margins. We place considerable emphasis on innovative and distinctive product designs that stand for exceptional styling and quality for both our wholesale and retail businesses. As we expand our team of professional designers, marketers and R&D team members, we can expand our presence as a major player in the international wholesale and domestic retail apparel market.”

Conference Call

The Company will hold a conference call today at 8:30 a.m. ET which will be hosted by Edward Yihua Kang, Chairman of the Board, President, and CEO, Yan Guo, Chief Financial Officer. Listeners can access the conference call by dialing #1-913-312-1502. The conference call will also be broadcast live over the Internet and can be accessed at the Company’s web site at the following URL: http://www.everglorygroup.com/.

A replay of the call will be available from August 6, 2009 through August 13, 2009 by calling #1-719-457-0820; pin number: 8845206.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Alternext), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s products and projects, the Company’s continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company’s latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Information

Company Contact
Ever-Glory International Group, Inc.
Yan Guo
Chief Financial Officer
Tel: +86-25-5209-6222

Investor Relations:
In the U.S.:
Brian M. Prenoveau, CFA
ICR, Inc.
203-682-8200

In Asia:
Yuening Jiang
Tel: +86-10-6599-7965